Exhibit 10.10

Date: 26 November 2003

GUARANTEE from WBL CORPORATION LIMITED in favour of NORDDEUTSCHE LANDESBANK GIROZENTRALE, SINGAPORE BRANCH.

1. In this Guarantee, except so far as the context otherwise requires:

“the Bank” means Norddeutsche Landesbank Girozentrale, Singapore Branch of 6 Shenton Way, #16-08 DBS Building Tower 2, Singapore 068809 and references to the Bank shall include references to any of its branches anywhere in the world and its successors-in-title and assigns;

“the Borrower” means Multi-Fineline Electronix, Inc. of 3140 East Coronado Street, Anaheim, California 92806, USA and references to the Borrower shall include its successors-in-title and permitted assigns;

“Facility Agreement” means the facility agreement of even date between the Borrower and the Bank, as from time to time varied or extended (whether before, on or after the signing of this Guarantee) in any manner or respect whatsoever, including amendments that may increase the liability of the Borrower;

“Guaranteed Amounts” means any and all amounts whatsoever (whether principal, interest, commission, fee or otherwise) which the Facility Agreement provides are to be paid by the Borrower to the Bank, and references to the “Guaranteed Amounts” include references to any part of them;

“Guarantor” means WBL Corporation Limited of 65 Chulia Street, #31-00 OCBC Centre, Singapore 049513;

“winding up” includes liquidation, bankruptcy and any procedure under any applicable law which is analogous to winding up;

words importing a person import also a firm or corporation;

words importing only the singular include the plural and vice versa; and

terms defined in the Facility Agreement shall have the same meanings when used herein unless the context otherwise requires.

2. In consideration of the Bank at the Guarantor’s request making available and continuing to make available banking and/or other credit facilities to the Borrower and in consideration of the Bank agreeing to act or acting or continuing to act under or in connection with the Facility Agreement (a copy of which the Guarantor acknowledges having received), the Guarantor unconditionally and irrevocably guarantees, as a continuing obligation, the proper and punctual payment by the Borrower of the Guaranteed Amounts and unconditionally and irrevocably undertakes, as a continuing obligation, with the Bank that, if for any reason and at any time, and from time to time the Borrower does not make payment of any amount of the Guaranteed Amounts which is due and payable, the Guarantor shall pay the amount not so paid and which is due and payable within five (5) Business Days of receiving a written demand by the Bank.

3. The Guarantor shall be deemed to be liable for the Guaranteed Amounts as sole or principal debtor.

4. The liabilities and obligations of the Guarantor under this Guarantee shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever, except the proper and valid payment of all the Guaranteed Amounts and, subject to paragraph 5 below, an absolute discharge or release of the Guarantor signed by the Bank; and without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged the Guarantor (wholly or in part) or which would have afforded the Guarantor any legal or equitable defence, and in relation to any winding up or dissolution of, or any change in constitution or corporate identity or loss of corporate identity by, the Borrower or any person.

5. Any such discharge or release referred to in paragraph 4, and any composition or arrangement which the Guarantor may effect with the Bank, shall be deemed to be made subject to the condition that it will be void, if any payment or security which the Bank may previously have received or may thereafter receive from any person in respect of the Guaranteed Amounts, is set aside under any applicable law or proves to have been for any reason invalid.

6. Without prejudice to the generality of paragraphs 3 and 4, none of the liabilities and obligations of the Guarantor under this Guarantee shall be discharged or impaired by any variation or departure from the terms of the Facility Agreement provided however that if any such variation is made without the Guarantor’s prior written consent, and as a result increasing the amount of the Facility, the amount of the Guarantor’s liability under this paragraph shall be limited to the amount for which the Guarantor would have been liable had such variation not been made; or by any extension of time, concession or other indulgence granted by the Bank to the Borrower or to any third party or by any other matter or thing whereby the Guarantor might otherwise have been released were it not for this paragraph and this Guarantee shall not be affected by and shall not itself affect any other security which the Bank may now or hereafter hold for the obligations or liabilities of the Borrower or by the release or discharge of any such security.

7. Demands under this Guarantee may be made from time to time, and the liabilities and obligations of the Guarantor under this Guarantee may be enforced, irrespective of whether any demands, steps or proceedings are being or have been taken against the Borrower and/or any third party and irrespective of whether or in what order any security to which the Bank may be entitled in respect of the Guaranteed Amounts is enforced.

8. The Guarantor acknowledges that the Bank has entered into the Facility Agreement and has continued to make available banking and/or other credit facilities to the Borrower on the basis of, and in full reliance on, representations in the following terms; and the Guarantor now warrants to the Bank as follows:

(a)	the Guarantor is duly incorporated, is of good standing and is validly existing under the laws of Singapore;

(b)	the documents which contain or establish the Guarantor’s constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, and all authorisations of any governmental or other authority have been duly and unconditionally obtained and are in full force and effect which are required to authorise, the Guarantor to own its assets, carry on its business as it is now being conducted, and sign and deliver, and perform the transactions contemplated in, this Guarantee;

(c)	neither the signing and delivery of this Guarantee nor the performance of any of the transactions contemplated in it will:

(i)	contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Guarantor or any of the Guarantor’s assets is bound or affected; or

(ii)	cause any limitation on the Guarantor or the powers of the Guarantor’s directors, whether imposed by or contained in any document which contains or establishes the Guarantor’s constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded;

(d)	no registration, recording, filing or notarisation of this Guarantee and no payment of any duty or tax and no other action whatsoever is necessary or desirable to ensure the validity, enforceability or priority in Singapore or elsewhere of the liabilities and obligations of the Guarantor or the rights of the Bank under this Guarantee;

(e)	no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which the Guarantor or any of the Guarantor’s assets is bound or affected, being a contravention or default which might either have a material adverse effect on the business, assets or condition of the Guarantor or materially and adversely affect the Guarantor’s ability to observe or perform the Guarantor’s obligations under this Guarantee;

(f)	no litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims either have a material adverse effect on the Guarantor’s business, assets or condition or materially and adversely affect the Guarantor’s ability to observe or perform the Guarantor’s obligations under this Guarantee, is presently in progress or pending or, to the best of the knowledge, information and belief of the Guarantor, threatened against the Guarantor or any of the Guarantor’s assets;

(g)	all necessary returns have been delivered by or on behalf of the Guarantor to the relevant taxation authorities and the Guarantor is not in default in the payment of any taxes of a material amount; and

(h)	the Guarantor has fully disclosed in writing to the Bank all facts relating to the Guarantor and the Borrower which the Guarantor knows or should reasonably know and which are material for disclosure to the Bank in the context of this Guarantee and the Facility Agreement.

9. The Guarantor undertakes with the Bank, from the date of this Guarantee until all the Guarantor’s liabilities under this Guarantee have been fully discharged that:

(a)	the Guarantor will maintain in full force and effect all relevant authorisations (governmental and otherwise) and will promptly obtain any further authorisation which may become necessary to enable the Guarantor to perform any of the transactions contemplated by this Guarantee;

(b)	the Guarantor shall not take or accept any security interest or property from the Borrower or, in relation to the Guaranteed Amounts, from any third party, without first obtaining the Bank’s written consent; and

(c)	if, notwithstanding paragraph (b) above, the Guarantor holds or receives any such security, moneys or property, the Guarantor shall forthwith pay or transfer the same to the Bank.

10. As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably undertakes as a sole, original and independent obligor, to indemnify the Bank fully on first written demand against all losses, claims, costs, fees, charges and expenses suffered or incurred by the Bank under or in connection with the Facility Agreement or this Guarantee should the Guaranteed Amounts not be recoverable from the Guarantor for any reason whatsoever, including, but not limited to, any provision in the Facility Agreement being or becoming void, unenforceable or otherwise invalid under any applicable law, notwithstanding that that may have been known to the Bank.

11. If any sum paid or recovered in respect of the liabilities of the Guarantor under this Guarantee is less than the amount then due, the Bank may apply that sum to principal, interest, fees or any other amount due under this Guarantee in such proportions and order and generally in such manner as the Bank shall determine.

12. Following a demand having been made on the Guarantor under this Guarantee, the Bank may, after five (5) Business Days from the date of the demand, without notice to the Guarantor combine, consolidate or merge all or any of the Guarantor’s accounts with, and liabilities to, the Bank and may set off or transfer any sum standing to the credit of any such accounts in or towards the satisfaction of any of the Guarantor’s liabilities to the Bank under this Guarantee, and may do so notwithstanding that the accounts are in the name of the Guarantor and another party or that the balances on such accounts and the liabilities may not be expressed in the same currency and the Bank is hereby authorised to effect any necessary conversions at the Bank’s own rate of exchange then prevailing.

13. For the purpose of enabling the Bank to sue the Borrower or prove in the winding up or insolvency of the Borrower for the Guaranteed Amounts, or to preserve intact the liability of any other party, the Bank may at any time and from time to time, place and keep, for such time as the Bank thinks prudent, any moneys received, recovered or realised hereunder or under any other guarantee or security to the credit of an account of the Guarantor or of such other person (if any) as the Bank shall think fit, without any obligation on the part of the Bank to apply the same or any part thereof in or towards the discharge of the Guaranteed Amounts.

14. The following provisions of the Facility Agreement, namely, clause 11 (Payments) and clause 14 (Further Provisions) shall apply (where appropriate) in relation to this Guarantee as if they were set out therein, but with the references in those clauses to the Facility Agreement and to the Borrower being replaced respectively by references to this Guarantee and to the Guarantor, and with the references in clause 14.5 to the address and facsimile number of the Borrower, being replaced by references to the address of the principal office and facsimile number of the Guarantor set out below.

SIGNED by the authorised representative of the Guarantor

THE GUARANTOR

WBL Corporation Limited

65 Chulia Street

#31-00 OCBC Centre

Singapore 049513

Telephone No.:	65333444
Facsimile No.:	65341443

/s/ Kevin Lew

Name: Kevin Lew
Designation: Group General Manager (Finance)